Exhibit 10.2

MASTER SERVICES AGREEMENT

By and Between

TME RESEARCH

And

The National Reference Laboratory for Breast Health, Inc.

This Master Services Agreement (“Agreement”) is effective as of September 1, 2014 and is by and between TME Research LLC (“TME RESEARCH”), with a principal place of business at 250 Cetronia Road, Suite 302, Allentown, PA 18104, and The National Reference Laboratory for Breast Health, Inc. (“COMPANY”), with a principal place of business at 1616 Eastlake Ave. East, Suite 360, Seattle, WA 98102.

WHEREAS, TME RESEARCH is engaged in the business of providing Breast Cancer Study and Research Services such as access to tissue and patient registries, study concept and design; IRB interface services, on-line database development, study implementation including study set-up, launch, investigator recruitment, and oversight, data monitoring; and associated work including but not limited to data analysis, summary, and preparation for publication and/ or public release, as well as access to the TME Scientific Advisory Board; and

WHEREAS, COMPANY is in the business of developing innovative breast health products and services designed to provide critical information that empowers women and their healthcare providers to take charge of and protect their breast health today and in the future and;

Whereas COMPANY desires to acquire and analyze matched sets of patient tissue with clinically annotated data with its NextCYTE microarray test and

Whereas TME RESEARCH desires to provide such specific services to COMPANY as specifically defined in an attachment to this Agreement and under the restrictions set out in agreed upon terms and conditions;

Now therefore, for and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as set forth herein.

1.          DEFINITIONS

1.1        "TME RESEARCH Data” means any TME RESEARCH data and information provided to COMPANY by TME RESEARCH for use under this Agreement or applicable Statement(s) of Work, including all patient electronic medical data of which such data shall be de-identified and provided in accordance with Data Specifications set forth in this Agreement. For the purpose of this Agreement, TME RESEARCH Data shall not include any patient tissue samples or the like provided by TME Research to COMPANY. For the purpose of this Agreement, TME RESEARCH Data shall not include any data subject to any applicable law, legal, contractual, or other restriction against such provision of data by any source of such data.

1.2        “Applicable Law” means any international, national, federal, state, provincial, commonwealth, or local government law, statute, rule, requirement, code, regulation, or ordinance that applies to either party or to the services or this Agreement, and includes without limitation, rules of HIPAA.

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1.3           “Confidential Information” means information in the possession or under control of either TME RESEARCH or COMPANY including without limitation the terms and content of this Agreement, the TME RESEARCH Data, and protocols, the analytical algorithms and techniques used by TME RESEARCH and/or COMPANY. Confidential Information does not include information which was known to the receiving party or was in the public domain before disclosure, which becomes part of the public domain after disclosure by publication or other means except by a breach of this Agreement by the receiving party, was received from a third party under no duty or obligation of confidentiality to the disclosing party, or was independently developed by the receiving party without reference to the Confidential Information.

1.4          “Data Specifications” means the method, format, structure, organization, and content of the data that TME RESEARCH will provide to COMPANY as further specified in the applicable SOW and which Data Specifications may be modified from time to time in accordance with this Agreement.

1.5          “COMPANY Data” means data in the possession of COMPANY that was not provided by TME RESEARCH. In the event that COMPANY obtains data from other sources and that data is part of the TME RESEARCH Data at the time that duplicate data is obtained from another source by COMPANY, then the TME RESEARCH Data shall continue to be considered to be TME RESEARCH Data.

1.6          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §1302d et seq., as amended by the Health Information Technology for Economic and Clinical Health Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, Pub. L. No. 111-5, and implementing regulations promulgated thereunder, including the Privacy Standards, 45 C.F.R. Parts 160 and 164, and the omnibus rule changes to the Privacy and Security Rules, as may be amended from time to time.

1.7           “Intellectual Property” means all: (i) copyrights (including, without limitation, the right to reproduce, distribute copies of, display and perform the copyrighted work and to prepare derivative works), copyright registrations and applications, trademark (“TM”) rights, trademark registrations and applications, patent rights, patent applications and patent issuances, trade names, mask-work rights, Trade Secrets, moral rights, author’s rights, privacy rights, publicity rights, algorithms, rights in packaging, goodwill and other proprietary rights and all renewals and extensions thereof; (ii) intangible legal rights or interests evidenced by or embodied in any idea, design, concept, technique, invention, discovery, enhancement or improvement, whether or not patentable, copyrightable or trademarkable; and (iii) all derivatives of any of the foregoing.

2.           SERVICES

2.1          TME RESEARCH will provide to COMPANY the services set forth in Exhibit A, a Statement of Work (“SOW”), which sets out with specificity the services and deliverables to be provided and the fees to be paid. Additional SOWs may be executed by the parties and will be incorporated into and governed by this Agreement for any other projects agreed to by the parties that will be governed under this Agreement. If any term in a SOW conflicts with this Agreement, the SOW will control. All tissue samples provided to COMPANY under this Agreement or any SOW shall become and remain the exclusive and sole property of the COMPANY; however, use of such tissue samples shall remain as restricted in the related SOW under which they are provided.

2.2          Either party may request changes to any services or deliverables set forth in an SOW by submitting a written request detailing the proposed changes to the other party. The parties agree to negotiate and execute an amendment reflecting agreed-upon changes and any related terms.

3.           LICENSE GRANT

Subject to the terms and conditions of this Agreement, TME RESEARCH hereby grants COMPANY a limited, non-exclusive, nontransferable, except as provided herein, right and license to the TME RESEARCH Data and tissue samples for use exclusively as set forth within any SOW under this Agreement. Nothing herein shall restrict TME RESEARCH from using TME RESEARCH Data for any and all purposes anywhere in the world.

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4.           PAYMENTS

4.1          COMPANY will pay to TME RESEARCH the fees specified in the applicable SOW. TME RESEARCH shall deliver all deliverables under an SOW provided that COMPANY has fulfilled all of its payment obligations to date and subject to IRB approval(s). All invoiced amounts for services performed in accordance with the terms and conditions of this Agreement and any SOW are due net thirty (30) days from the date of invoice. If COMPANY identifies items in an invoice which are disputed, COMPANY will notify TME RESEARCH in writing, noting its objection to the disputed item(s) with specificity, within ten (10) working days of the date of the invoice.

4.2          In addition to all of the payments otherwise required under this Agreement, exclusive of any taxes imposed upon TME RESEARCH’ net income, COMPANY shall pay any and all taxes, duties, or excises imposed upon any payments made to TME RESEARCH hereunder by any governmental authority, including without limitation any sales, use, service, value-added, withholding or similar taxes.

5.           TERM AND TERMINATION

5.1          This Agreement will commence on the Effective Date and will terminate on the third (3rd) anniversary of the Effective Date unless earlier terminated in accordance with this Agreement, or unless extended by a written amendment and signed by both parties. Any SOW, the duration of which extends beyond the expiration or termination of this Agreement, will continue to be performed for the term of such SOW, and will continue to be governed by the terms of this Agreement, which terms shall remain in effect beyond the expiration or termination of this Agreement solely with respect to such SOW, unless such SOW is also terminated in accordance with the terms and conditions of this Agreement.

5.2          Either party may immediately terminate this Agreement or any individual Statement(s) of Work, or TME RESEARCH may suspend performance of Services, for a material breach of this Agreement or the applicable Statement(s) of Work by the other party (the “Breaching Party”), provided that the Breaching Party fails to cure such material breach within forty-five (45) days (or thirty (30) days for payment breaches) after receipt of written notice specifying such material breach.

5.3          Either party may immediately terminate this Agreement or any SOW upon written notice to the other party upon the happening of any of the following events: (i) if any certificate, authorization, approval or exemption from a regulatory authority required for the conduct of the services is revoked, suspended, or expires without renewal; (ii) if the continuation of the services would be rendered illegal or in violation of Applicable Law; or (iii) upon the other party’s becoming insolvent or unable to pay all material debts when due, including without limitation if the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent, prompt Notice of such event to be provided to the other party to the extent permissible under any Applicable Law.

5.4          Either party may terminate this Agreement or any SOW without cause upon sixty (60) days prior written notice to the other party, or as may be otherwise provided in a SOW.

5.5          Upon receipt of notice of termination of this Agreement or any Statement(s) of Work by either party: (i) the parties will, as soon as reasonably practicable and in accordance with Applicable Laws, discontinue providing the applicable services, and no payments from COMPANY to TME RESEARCH will be refundable unless otherwise defined in a SOW.

5.6          Termination of this Agreement or of a SOW for any reason shall not affect the rights of the parties that have accrued on or before termination.

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6.           CONFIDENTIALITY AND PRIVACY COMPLIANCE

6.1         In the event the receiving party (i) is required by Applicable Law to disclose the disclosing party’s Confidential Information, or (ii) receives a subpoena, other validly issued administrative or judicial order, or a request pursuant to regulatory audit, requesting Confidential Information of the disclosing party, then in any such case the receiving party may, to the limited extent necessary to comply with the requirements of 6. l(i) or (ii), disclose the other party’s Confidential Information. In such event, to the extent practicable and permitted by Applicable Law or the requesting government agency, the receiving party shall promptly notify the disclosing party in writing of such request and provide reasonable assistance to the disclosing party, at the disclosing party’s expense, if the disclosing party wishes to seek a protective order or similar relief.

6.2         Each party may use the other party’s Confidential Information only in connection with its rights and obligations under this Agreement. Except as expressly permitted herein, each party will maintain in confidence and will not disclose the other party’s Confidential Information, using the same degree of care, but no less than reasonable care, as it uses to protect its own confidential information of a similar nature. The receiving party may disclose the disclosing party’s Confidential Information only to the receiving party’s respective employees, independent contractors, outside consultants (including its legal counsel, its insurance carriers and agents, and its financial and accounting advisers) and actual and potential investors, lenders, acquirers and collaborators who (i) have a need to know such Confidential Information; (ii) are made aware of the Confidential Information’s confidential or proprietary nature; and (iii) are under a written obligation to protect confidential or proprietary information (including the Confidential Information) no less restrictive than the obligations set forth herein. To the extent necessary to discharge a party’s obligations under this Agreement, that party may disclose the other party’s Confidential Information to regulatory authorities, ethics committees, and institutional review boards. To the extent that Confidential Information contains the disclosing party’s standard operating procedures, confidential product specifications, proprietary data, trade secrets, or proprietary methods, no portion thereof may be photocopied or replicated in any way.

6.3         TME RESEARCH and COMPANY will comply with all Applicable Law relating to protection of personal information contained in the TME RESEARCH Data and COMPANY databases, respectively. Notwithstanding anything to the contrary herein, all individually identifiable information shall only be used and disclosed in accordance with HIPAA and Applicable Law. Any TME RESEARCH Data provided by TME RESEARCH to COMPANY will be provided in accordance with the Data Specifications as set forth in the applicable SOW, and any COMPANY Data and/or TME RESEARCH Data provided to a third party as intended under this Agreement or any SOW will be provided in accordance to HIPAA, specifically in a manner consistent with 45 C.F.R. Section 164.514(b). Should COMPANY discover any TME RESEARCH Data that it reasonably should know should be de-identified as described above which is not de-identified, COMPANY will use its best efforts to promptly notify TME RESEARCH of such occurrence.

6.4         Disposal of Confidential Information. Each Party agrees that, upon the disclosing party’s written request, the receiving party will return to the disclosing party or destroy, as reasonably directed by the disclosing party. The foregoing notwithstanding, each receiving party may retain one (1) archival copy of the disclosing party’s Confidential Information in a limited access file for purposes of monitoring its ongoing obligations hereunder and to comply with any applicable regulatory requirements.

6.5         No License Granted. Except as provided herein or specifically in a SOW hereunder, disclosure of Confidential Information under this Agreement shall not be construed to create in or grant to the receiving party any license, right, title, interest, or ownership in or to any of the disclosing party’s Confidential Information.

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6.6          Injunctive Relief. Each party agrees that a breach of this Agreement by the receiving party may result in irreparable harm to the disclosing party for which money damages would be inadequate. Consequently, in the event of a breach or threatened breach by the receiving party of this Agreement, the disclosing party shall be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance in addition to other remedies available to the disclosing party at law or in equity.

7.           OWNERSHIP

7.1         No right or license, or assignment of either party's patent, copyright, trademark, trade secret is granted under this Agreement.

7.2         As between the parties, each party will retain full and exclusive ownership of all right, title, and interest in and to all of its Intellectual Property, including materials, documents, Data, methodologies, systems and inventions provided by either party to the other hereunder, except to the extent stated otherwise herein this Section 7.

7.3         Any and all materials, documents, data, methodologies, systems, inventions, discoveries, derivatives, enhancements and improvements that are deliverables or developed under a SOW, whether or not patentable, which are conceived, and prepared and/or developed, by TME RESEARCH in the course of performing the services shall be the sole and exclusive property of TME RESEARCH, except to the extent any COMPANY Intellectual Property is contained therein and except to the extent any reports or data analysis are developed or derived from the services provided to COMPANY by TME RESEARCH under the terms of this Agreement which are deliverables under this Agreement, in which case such derivative or newly developed data deliverables shall be owned by each party without the need to account to the other party. Either party shall have the right to use such derivative or newly developed data deliverables for its own business purposes without the need for authorization or consent from the other party.

7.4         Any and all materials, documents, data, methodologies, systems, inventions, discoveries, derivatives, enhancements and improvements that are deliverables or developed under a SOW, whether or not patentable, which are conceived, and prepared and/or developed, by COMPANY shall be the sole and exclusive property of COMPANY (“COMPANY DERIVED IP”), except to the extent any TME RESEARCH Intellectual Property is contained therein and except to the extent developed or derived by TME RESEARCH and provided to COMPANY under the terms of this Agreement, or to the extent Data is provided as a Deliverable to TME Research by COMPANY under the terms of this Agreement, in which case such derivative or newly developed data shall be owned by each party without the need to account to the other party. Either party shall have the right to use such derivative or newly developed data for its own business purposes without the need for authorization from the other party. For clarity, notwithstanding anything in this Agreement or SOW to the contrary, the parties agree that COMPANY DERIVED IP, shall at all times remain the sole and exclusive property of the COMPANY and shall include all materials, documents, data, methodologies, systems, inventions, discoveries, derivatives, enhancements and improvements, whether or not patentable, that are derived from the NextCYTE micro array test, including any such derivations using the TME RESEARCH Intellectual Property that is licensed or otherwise provided to COMPANY under this Agreement or any SOW. By way of example and without limitation, if a SOW requires that COMPANY provide any data, test, results or analysis of the NextCYTE micor array tests to TME then such data, test, result or analysis shall remain the sole and exclusive property of COMPANY.

7.5         For purposes of clarity, such business purposes mentioned in Sections 7.3 and 7.4 above shall include, but shall not be limited to, the right of publication under its own name and in accordance with Section 10. Notwithstanding anything to the contrary contained herein, the parties agree that if the other party’s name or products or reference to the project that is the subject of any particular SOW is made in writing, the other party shall have the right to review and comment on any such publication prior to release of such publication.

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8.           LIMITATION OF LIABILITY AND INDEMNIFICATION

8.1         EXCEPT AS PROVIDED BELOW, NEITHER PARTY OR ANY THIRD PARTY LICENSOR OF A PARTY SHALL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL, OR INDIRECT DAMAGES, OR ANY DAMAGES FOR LOST DATA, BUSINESS INTERRUPTION, LOST PROFITS, LOST REVENUE, OR LOST BUSINESS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT WILL THE AGGREGATE LIABILITY OF ANY PARTY UNDER THIS AGREEMENT EXCEED THE TOTAL FEES PAID UNDER THIS AGREEMENT OR THE APPLICABLE SOW DURING THE TWELVE MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CAUSE OF ACTION.

8.2         Indemnification. Subject to Section 8.1 above, including without limitation the aggregate liability of each Party, each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party, and their respective directors, employees, consultants and agents (the “Indemnified Parties”) from and against any and all liabilities, losses, damages, costs, and other expenses (including reasonable attorneys’ fees) (“Losses”) incurred by the Indemnified Parties as a result of any claim, demand, action or proceeding by any third party against such Indemnified Parties (each, a “Claim”) to the extent arising from or relating to any material breach of any representation, warranty, covenant, or obligation of the Indemnifying Party under this Agreement, or any gross negligence or willful misconduct by the Indemnifying Party or any of its employees, agents, or subcontractors, provided the Indemnifying Party is found liable for such expenses as adjudicated in a final court of competent jurisdiction, if the Indemnifying Party so chooses to go to a court of last resort, otherwise the initial court of competent jurisdiction.

8.3         Settlement. No settlement or compromise of a Claim subject to the indemnification provision will be binding on either Party without prior written consent. Such consent of settlement or compromise will not be unreasonably withheld, conditioned or delayed. Neither party will admit fault on behalf of the other Party without the prior written approval of that party.

9.           WARRANTIES AND DISCLAIMER

9.1          Each Party represents and warrants to the other that: (i) it has the full corporate or limited liability power, as applicable, to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iii) this Agreement does not contravene, violate or conflict with any other agreement of such Party.

9.2          EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, ALL MATERIALS, PRODUCTS AND SERVICES, IF ANY, ARE PROVIDED “AS IS,” “WHERE IS” AND WITHOUT WARRANTY OF ANY KIND. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH ANY AND ALL MATERIALS, PRODUCTS AND SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, TITLE, ANY WARRANTIES ARISING OUT OF A COURSE OF PERFORMANCE, DEALING OR TRADE USAGE, AND THEIR EQUIVALENTS UNDER THE LAWS OF ANY JURISDICTION.

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10.         PUBLICITY

Except as necessary to perform the services and except as limited below in this Section, the parties agree they shall not disclose the existence or the terms and conditions of this Agreement or any associated Statements of Work to any third party, except as may be required (i) to implement or enforce the terms of this Agreement; (ii) by legal procedure or by law; or (iii) by an existing or potential investor, acquiring company, bank or other financial institution, under appropriate non-disclosure terms in connection with a merger, acquisition, financing, loan agreement or similar corporate transaction; and the parties agree they shall not, except as required by legal procedure or by law, without first obtaining the prior written consent of the other party, (i) announce this Agreement in a press release or promotional material, (ii) disclose TME RESEARCH as the source of any data provided to COMPANY to any third party without the written consent of TME RESEARCH; or (iii) use each other’s name, symbols or marks in any form of publicity without the prior written consent of the other party.

11.         INDEPENDENT CONTRACTOR

The relationship of the parties to each other under this Agreement is that of independent contractors, and nothing contained herein will be construed to constitute, create, or in any way be interpreted as, a joint venture, partnership, or business organization of any kind. Except as expressly provided for in this Agreement, under no circumstances will the employees or agents of one party be considered employees or agents of the other party. Neither party may act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other party.

12.         ASSIGNMENT

Either party may assign this Agreement without the other party’s prior written consent to a successor in interest by reason of merger, acquisition, partnership, license agreement or otherwise; provided that no assignment to a direct competitor of the other party will be permitted without such other party’s prior written consent. Except as expressly provided in this Section, neither party will have the right to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed. Any attempt at assignment in violation of this Section shall be null and void.

13.         DISPUTE RESOLUTION

If a dispute arises between the parties relating to this Agreement, the parties will meet and attempt to resolve the dispute in good faith. In the event the dispute is not resolved through negotiation within ten business days after said meeting, the parties will submit to confidential, non-binding mediation before a mutually acceptable mediator. Each party will designate at least one corporate officer with full authority to resolve the dispute who will attend and participate in the mediation. If the dispute remains unresolved after mediation, then each party will be free to pursue any available remedy at law or in equity. Each party will bear its own legal fees and any costs incurred under this Section.

14.         GENERAL

14.1        Notice. Any notice or communication required or permitted hereunder shall be in writing and shall be deemed received (i) on the date received if delivered by a reputable overnight delivery service, or (ii) three days after the date postmarked if sent by first class, registered or certified mail, with return receipt requested. Notice given under this Section 15.1 shall be sent to the parties at the addresses first cited above (or such other address as the applicable party may provide by written notice):

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14.2       Insurance. Each party will maintain in full force and effect throughout the performance of this Agreement worker’s compensation, general liability, automobile liability, and professional general or product liability insurance coverage in amounts appropriate to conduct its business and sufficient to cover its indemnification obligations hereunder, at its sole cost and expense.

14.3       Severability. If any term of this Agreement is declared unenforceable, then the unenforceability thereof will not affect the remaining terms of this Agreement, provided the commercial goals of the Agreement or relevant SOW may be reasonably met.

14.4       Waiver. Failure to enforce any of the terms or conditions of this Agreement will not constitute a waiver of any such terms or conditions, then or in the future, or of any other terms or conditions.

14.5       Governing Law and Forum; Compliance with Law. This Agreement will be governed by and construed in accordance with the laws of the State of Pennsylvania, without regard to its conflict of laws provisions. The parties hereby consent to the exclusive jurisdiction of the state and federal courts located in the State of Pennsylvania.

14.6       Compliance with Law. Each party is responsible for compliance with all Applicable Laws pertaining to the performance of its obligations under this Agreement, including without limitation HIPAA or any other applicable law relating to security or privacy of information or the exchange of health information.

14.7        Entire Agreement. This Agreement, including any Statement(s) of Work, amendments and attachments hereto, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes and replaces all prior contracts, agreements, and understandings relating to the same subject matter, whether written or oral. No waiver, consent, change or modification to this Agreement will be binding, unless in writing and signed by duly authorized representatives of TME RESEARCH and COMPANY. The Attachments and any amendments attached hereto and referenced herein shall constitute an integral part of this Agreement. Section titles and headings contained in this Agreement are intended for convenience only and are not intended to effect the interpretation or construction of any term or provision hereof. This Agreement may be executed in counterparts. Those provisions of this Agreement which, by their nature are meant to survive any termination of this Agreement will so survive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorized representatives as of the Effective Date.

TME Research		The National Reference Laboratory for Breast Health, Inc.

By:	/s/ Mark Gittleman	By:	/s/ Kyle Guse
Name:	Mark Gittleman	Name:	Kyle Guse
Title:	President	Title:	CFO
Date:	9/1/14	Date:	9/15/14

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EXHIBIT A

Statement of Work

TME Research, LLC

and

The National Reference Laboratory for Breast Health, Inc.

Project: NextCyte Full Transcriptome Data Analysis of Patients with Invasive Breast Cancer

Terms and Conditions

This Statement of Work, effective as of September 1, 2014, (the "Effective Date of the Statement of Work"), is entered into pursuant to and under the terms and conditions of the TME Research Master Services Agreement between TME Research and The National Reference Laboratory for Breast Health, Inc. effective as of August 29, 2014. The terms of the TME Research Master Services Agreement ("Master Agreement") and the terms of this Statement of Work shall apply to this project. Should there be any inconsistencies between the terms, the terms of this Statement of Work shall take precedence.

Overall Obiectives/Scope of Work

In accordance with the terms and conditions in the Master Agreement and the terms of this SOW and any of its Exhibits or other agreed to documents duly signed by representatives of the parties, the major objectives are as defined below:

Objective: To provide matched sets of de—identified tissue samples and clinically annotated retrospective data on 100 breast cancer patients for testing and evaluation of the NextCyte gene test

Tasks include:

•	TME will provide to NRLBH tissue sample slides from formalin fixed paraffin embedded (FFPE) blocks and matched de—identified clinically annotated data (de—identified in accordance with HIPAA regulations) such as patient age, tumor characteristics, nodal status, staging, recurrence and death, as defined by NRLBH requirements and agreed to in writing by both parties
•	NRLBH to use its NextCyte gene chip microarray test on the tissue samples provided by TME and provide per sample results back to TME
•	NRLBH shall perform own data analysis and provide the results of such testing and analysis to TME
•	TME will provide Consultant Services, at the rates stated below, including interpretation of these data clinical value, and recommendations for next steps, if desired by NRLBH

SOW for NextCyte Full Transcriptome Analysis of Patients for TME Research	CONFIDENTIAL

If mutually desirable and agreed upon by NRLBH and TME for the fees outlined below for Consulting Services, TME principle investigators may co—author publication/s of the results

TME Tissue Samples with Clinical Annotations will be provided per the description below:

•	100 FFPE de—identified (no patient identifiers) breast tissue samples with clinically relevant annotations specific to the NRLBH testing objective/s for NextCyte gene chip microarray test to include:

o   50 from patients diagnosed with node positive disease with five year minimum follow up

o   50 from patients diagnosed with node negative disease with five year minimum follow up

o   Samples from up to 4 diverse breast specialist practices

Clinical annotations will include traditional pathologic parameters and the 5year + follow up data, such parameters as requested by NRLBH and agreed to in writing by TME.

Tissue Sample/Data Use

All of the data/samples/reports provided by TME to NRLBH, as documented within this SOW, will be used for the sole purpose of establishing that NextCyte gene chip microarray test alone and/or in conjunction with the clinical and pathology report results can analyze breast cancer from FFPE tissues samples in a retrospective cohort and predict:

1) Lymph node status

2) Five year recurrence

3) Systemic treatment impact

The tissue samples, or any parts thereof, and/or annotated clinical data provided by TME shall not be used for any other purpose(s) unless agreed to in writing by TME prior to such use(s). The parties agree that the tissue samples or any data provided by TME to NRLBH will not be used for subject identification. The parties agree that certain other uses may require a separate agreement, including separate costs, for such usage, that is agreed upon by the parties.

Deliverables and Timelines

Deliverable	Timeline

TME provide a total of 100 patient tissue samples plus matched clinical data	As soon as practically feasible after Master Agreement and SOW signing and upon receipt of clinical data requirements from NRLBH

TME provide additional tissue samples plus clinical data to complete the project (as needed and determined by NRLBH)	As soon as practically feasible after receipt of request

NRLBH to provide sample test results to TME	Upon completion of testing

NRLBH provide to TME analysis and review of aggregate and analyzed data	TBD

TME provide Consulting services	TBD

SOW for NextCyte Full Transcriptome Analysis for TME Research	2	CONFIDENTIAL

Compensation

Based on the scope of the project outlined in this Statement of Work, the total cost of this project will be $162,600, plus any additional fees for Consulting Services billed at the hourly Consultant rate provided herein.

Payment Schedule

The parties agree to the payment amounts and due dates for such payments as provided below. Payments shall be made by NRLBH by check to TME:

TME Research

Suite 302

250 Cetronia Road

Allentown, Pa. 18104

Description of Services Provided	Due Date	Amount

Start—Up Costs: • Study Concept development including review of data requirements and objectives, create data collection strategy, development of research protocol and clinically annotated data collection tool and IRB submission for PI and Sub—investigators • Licensing of/Access to/utilization of TME database for study purposes • Investigator site start up and training costs • PI site admin/closing costs/document storage, etc. • Investigator path lab start up and training costs	At Master Agreement and SOW Signing, receipt of data requirements from NRLBH	$99,600

Slide Preparation & Delivery — Initial Delivery: • Study Supervision—Clinical Coordinator/project manager • Screening and enrollment of patients for inclusion • Pathology slide prep, shipping • Data extraction and organization from TME database	At time of Initial Delivery of first 25 samples plus data sets	$31,500

SOW for NextCyte Full Transcriptome Analysis for TME Research	3	CONFIDENTIAL

Slide Preparation & Delivery — Final Delivery & Payment for any Additional Slide Delivery: • Study Supervision—Clinical Coordinator/project manager • Screening and enrollment of patients for inclusion • Pathology slide prep, shipping, • Data extraction and delivery from TME database	At time of final Delivery	$31,500

Additional patient screening, data extraction, preparation slide and shipping to meet stated objective of 100 evaluable patients	Upon Delivery	$450 per slide set with annotated data (slide set defined as set of FFPE slides provided for each patient)
Consulting Services: • Analysis • Interpretation/recommendations • Publications	TBD (as agreed to in writing by the parties)	$500/hour/consultant

Additional Terms

In addition to the terms and conditions of the Master Agreement, the parties agree:

(1)	that TME shall have the right to audit the processes/procedures used by NRLBH to conduct the testing and to audit the results of the tests reported by NRLBH. Such audit(s) will be conducted at a reasonable time and place agreed to by the parties after such request for audit is made by TME. All TME costs associated with such audit shall be borne by TME; and

Administrative Detail

•	All state and federal laws regarding privacy, including HIPAA, will be followed in this engagement.
•	This Statement of Work is consistent with meeting the protections stipulated by the Department of Health and Human Services' regulations related to the payment for personal and/or management services set forth at 42 C.F.R. §1001.952(d). No health care providers will receive any payments, or other remuneration, for the purpose of inducing them to utilize any TME product or service.
•	TME represents and warrants that the fees charged to NRLBH are standard and are at or below the rates charged to other TME customers for the same or similar services. These rates are Fair Market Value (FMV) for the expertise offered by TME.

SOW for NextCyte Full Transcriptome Analysis for TME Research	4	CONFIDENTIAL

IN WITNESS WHEREOF, the parties have accepted and agreed to this Statement of Work:

TME Research, LLC		The National Reference Laboratory for Breast Health, Inc.

By:	/s/ Mark Gittleman	By:	/s/ Kyle Guse
Name:	Mark Gittleman	Name:	Kyle Guse
Title:	President	Title:	CFO
Date:	9/1/14	Date:	9/14/14

SOW for NextCyte Full Transcriptome Analysis for TME Research	5	CONFIDENTIAL